Exhibit 10.4

Avery Dennison Corporation

Non-Employee Director Compensation*

Summary

Board members
annual retainer	$55,000
meeting fees	$1,500
annual stock payment (shares of ADC stock)	500

Chairman retainer
Audit Committee	$10,000
Compensation and Executive Personnel Committee	$10,000
Other Committees	$5,000

Committee meeting fees
Chairman	$2,000
Members	$1,500

*	effective July 1, 2005